EXHIBIT 99.1

Wilhelmina International, Inc. Reports Record Revenue for Second Quarter 2016

Second Quarter Financial Highlights

  Record second quarter revenues of $22.3 million, a 2.8% increase from the same period of the prior year
  Revenues for the first half of 2016 up 2.3% year over year to $43.7 million
  Net income increase of 54.7% to $0.6 million for the second quarter of 2016 compared to $0.4 million in the same period of the prior year
  Adjusted EBITDA for the second quarter of 2016 increased 35.7% to $1.3 million compared to $0.9 million for the second quarter of 2015
  Pre-Corporate EBITDA increased 29.7% for the second quarter of 2016 as compared to the same period of the prior year

(in thousands)	Q2 16	Q2 15	YOY Growth	Q2 16 YTD	Q2 15 YTD	YOY Growth
Total Revenues	$22,269	$21,670	2.8%	$43,686	$42,718	2.3%
Operating Income	970	757	28.1%	1,068	1,595	(33.0%)
Income Before Provision for Taxes	1,016	745	36.4%	1,081	1,482	(27.1%)
Net Income	577	373	54.7%	453	746	(39.3%)
EBITDA*	1,118	870	28.5%	1,287	1,734	(25.8%)
Adjusted EBITDA*	1,267	933	35.8%	2,154	1,952	10.3%
Pre-Corporate EBITDA*	1,550	1,195	29.7%	2,730	2,494	9.5%

*Non-GAAP financial measures referenced are detailed in the disclosures at the end of this release.

DALLAS, Aug. 10, 2016 (GLOBE NEWSWIRE) -- Wilhelmina International, Inc. (Nasdaq:WHLM) ("Wilhelmina" or the "Company") today reported net income of $0.6 million for the second quarter of 2016 on revenues of $22.3 million (see Quarterly Financial Highlights table). Increased revenues were driven primarily by growth in the core modeling business. Second quarter EBITDA, Adjusted EBITDA, and Pre-Corporate EBITDA also increased as a result of the second quarter increased revenue and a reduction in second quarter expenses.

Mark Schwarz, Executive Chairman of Wilhelmina, said, “We are pleased recent initiatives implemented by new management have begun to show immediate and measurable positive results, both on the top and bottom line. Enhanced teamwork across our network has driven greater successes for our talent and our business.”

William Wackermann, Chief Executive Officer of Wilhelmina, stated, “We are thrilled with Wilhelmina’s performance with the highest quarterly revenues in Company history. Wilhelmina’s new energetic approach, office expansions, and leadership across all boards has been key to the Company’s focusing strategy. With a nearly 55% quarterly net income increase year over year, we are excited about the Company’s future.”

Financial Results

Net income was $0.6 million and $0.5 million, or $0.10 and $0.08 per fully diluted share, for the three and six months ended June 30, 2016, respectively, compared to net income of $0.4 million and $0.7 million, or $0.06 and $ 0.13 per fully diluted share, for the three and six months ended June 30, 2015.

Pre-Corporate EBITDA was $1.6 million and $2.7 million for the three and six months ended June 30, 2016, compared to $1.2 million and $2.5 million for the three and six months ended June 30, 2015, respectively.

The following table reconciles reported net income under generally accepted accounting principles to Adjusted EBITDA and Pre-Corporate EBITDA for the second quarter and six month periods ended June 30, 2016 and June 30, 2015.

(in thousands)	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income	$577	$373	$453	$746
Interest expense	-	-	-	-
Income tax expense	439	372	628	736
Amortization and depreciation	102	125	206	252
EBITDA	$1,118	$870	$1,287	$1,734
Foreign exchange (gain) loss	(3)	21	(7)	98
(Gain) loss from unconsolidated affiliate	(43)	(9)	(6)	15
Share-based payment expense	81	51	158	105
Certain non-recurring items	114	-	722	-
Adjusted EBITDA	$1,267	$933	$2,154	$1,952
Corporate overhead	283	262	576	542
Pre-Corporate EBITDA	$1,550	$1,195	$2,730	$2,494

Changes in net income, EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA for the three and six months ended June 30, 2016, when compared to the three and six months ended June 30, 2015, were primarily the result of the following:

  Revenues net of model costs increased by 4.8% and 3.7% for the three and six months, respectively, driven primarily by positive growth of core modeling business;

  Salaries and service costs decreased by 1.6% for the three months primarily due to reduction in T&E expenses, and increased by 5.4% for the six months primarily due to severance costs to former employees during the first half of 2016;

  Office and general expenses increased 12.2% and 25.5% for the three and six months respectively, primarily due to recruiting fees related to the hiring of the Company’s new Chief Executive Officer in January 2016, and the Company’s new Chief Financial Officer in April 2016;

  Amortization and depreciation expense decreased 18.4% and 18.3% for the three and six months respectively, primarily due to several intangible assets becoming fully amortized;

  Non-recurring expenses of $0.1 and $0.7 million for the three and six months were primarily due to the severance and recruiting fees noted above, and non-income tax accruals to reconcile the Company’s liability for previous years; and

  Corporate overhead expenses increased 8.0% and 6.3% for the three and six months respectively, primarily due to increase cost for legal services.

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$3,476	$4,556
Accounts receivable, net of allowance for doubtful accounts $1,120 and $1,041, respectively	17,342	13,184
Deferred tax asset	1,369	1,358
Prepaid expenses and other current assets	370	191
Total current assets	22,557	19,289

Property and equipment, net of accumulated depreciation of $1,183 and $1,026, respectively	2,704	2,111

Trademarks and trade names with indefinite lives	8,467	8,467
Other intangibles with finite lives, net of accumulated amortization of $8,478 and $8,431 respectively	257	306
Goodwill	13,192	13,192
Other assets	307	405

TOTAL ASSETS	$47,484	$43,770

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,587	$3,772
Due to models	11,843	9,745
Contingent consideration to seller	67	-
Total current liabilities	16,497	13,517

Long term liabilities:
Contingent consideration to seller	-	67
Deferred income tax liability	2,679	2,407
Total long-term liabilities	2,679	2,474

Total liabilities	19,176	15,991

Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $0.01 par value, 12,500,000 shares authorized; 6,472,038 shares issued	65	65
Treasury stock, 690,370 and 683,654 shares, respectively, at cost	(2,163)	(2,118)
Additional paid-in capital	87,146	86,987
Accumulated deficit	(56,690)	(57,143)
Accumulated other comprehensive income	(50)	(12)
Total shareholders’ equity	28,308	27,779

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$47,484	$43,770

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
 (In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended

	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenues
Service revenues	$22,242	$21,538	$43,632	$42,489
License fees and other income	27	132	54	229
Total revenues	22,269	21,670	43,686	42,718

Model costs	15,955	15,643	31,064	30,545

Revenues net of model costs	6,314	6,027	12,622	12,173

Operating expenses
Salaries and service costs	3,697	3,758	7,886	7,485
Office and general expenses	1,262	1,125	2,886	2,299
Amortization and depreciation	102	125	206	252
Corporate overhead	283	262	576	542
Total operating expenses	5,344	5,270	11,554	10,578
Operating income	970	757	1,068	1,595

Other income:
Foreign exchange gain (loss)	3	(21)	7	(98)
Gain (loss) from an unconsolidated affiliate	43	9	6	(15)
Total other income (expense)	46	(12)	13	(113)

Income before provision for income taxes	1,016	745	1,081	1,482

Provision for income taxes:
Current	(354)	(145)	(367)	(351)
Deferred	(85)	(227)	(261)	(385)
Income tax expense	(439)	(372)	(628)	(736)

Net income	$577	$373	$453	$746

Other comprehensive income
Foreign currency translation income (expense)	(23)	9	(38)	11
Total comprehensive income	554	382	415	757

Basic net income per common share	$0.10	$0.06	$0.08	$0.13
Diluted net income per common share	$0.10	$0.06	$0.08	$0.13

Weighted average common shares outstanding-basic	5,845	5,852	5,844	5,852
Weighted average common shares outstanding-diluted	5,857	5,955	5,857	5,955

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA represent measures of financial performance that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“non-GAAP financial measures). The Company considers EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA to be important measures of performance because they:

  are key operating metrics of the Company's business;
  are used by management in its planning and budgeting processes and to monitor and evaluate its financial and operating results; and
  provide stockholders and potential investors with a means to evaluate the Company's financial and operating results against other companies within the Company's industry.

The Company's calculation of non-GAAP financial measures may not be consistent with similar calculations by other companies in the Company's industry. The Company calculates EBITDA as net income plus interest expense plus income tax plus depreciation and amortization expense.  The Company calculates “Adjusted EBITDA” as EBITDA minus/plus foreign exchange gain/loss, minus/plus gain/loss from unconsolidated affiliate plus share-based payment expense and certain significant non-recurring items that the Company may include from time to time. The Company calculates “Pre-Corporate EBITDA” as Adjusted EBITDA plus corporate overhead expense, which includes director and executive chairman compensation, legal, audit and professional fees, corporate office rent and travel.

Non-GAAP financial measures should not be considered as alternatives to net income as an indicator of the Company's operating performance or other measure of performance derived in accordance with generally accepted accounting principles.

Form 10-Q Filing

Additional information concerning the Company's results of operations and financial position is included in the Company's Form 10-Q for the quarter ended June 30, 2016, which will be filed with the Securities and Exchange Commission on or about August 12, 2016.

Forward-Looking Statements

This press release contains certain “forward-looking statements" as such term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company are based on the beliefs of the Company’s management as well as information currently available to the Company’s management. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to the Company or Company management, are intended to identify forward-looking statements. Such forward-looking statements include, in particular, projections about the Company’s future results, statements about its plans, strategies, business prospects, changes and trends in its business and the markets in which it operates. Additionally, statements concerning future matters such as gross billing levels, revenue levels, expense levels, and other statements regarding matters that are not historical are forward-looking statements. Management cautions that these forward-looking statements relate to future events or the Company’s future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance, or achievements of its business or its industry to be materially different from those expressed or implied by any forward-looking statements. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not undertake any obligation to publicly update these forward-looking statements.  As a result, no person should not place undue reliance on these forward-looking statements.

About Wilhelmina International, Inc. (www.wilhelmina.com):

Through Wilhelmina Models and its other subsidiaries, Wilhelmina International, Inc. provides traditional, full-service fashion model and talent management services, specializing in the representation and management of leading models, celebrities, artists, athletes and other talent to various customers and clients, including, retailers, designers, advertising agencies and catalog/e-commerce companies. Wilhelmina Models was founded in 1967 by Wilhelmina Cooper, a renowned fashion model, and is one of the oldest and largest fashion model management companies in the world. Wilhelmina Models is headquartered in New York and, since its founding, has grown to include operations located in Los Angeles, Miami, and London, as well as a global network of licensee agencies.

Website: http://www.wilhelmina.com

CONTACT: Investor Relations
Wilhelmina International, Inc.
214-661-7488
ir@wilhelmina.com